Exhibit 10.9

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of, and conditional upon, the pricing date of the initial public offering of the common stock of the Company (the “Effective Date”), by and between Mary Theresa Coelho (“Executive”) and CinCor Pharma, Inc. (the “Company”). This Agreement amends, restates, and supersedes in its entirety the Employment Terms between the Company and Executive dated October 10, 2021 (the “Prior Agreement”).

The Company desires to continue to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and

Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. EMPLOYMENT BY THE COMPANY.

1.1 Position. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the full-time position of Executive Vice President, Chief Financial Officer and Chief Business Development Officer, and Executive hereby accepts such continued employment. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. As a full-time exempt employee, Executive will be expected to work the hours required by the nature of Executive’s work assignments and will not be eligible for overtime compensation.

1.2 Duties. Executive, on behalf of the Company, will continue to report to the Chief Executive Officer. Executive will continue to perform such duties as are normally associated with Executive’s position, and such other duties assigned from time to time by the Chief Executive Officer.

1.3 Location. Executive shall continue to perform Executive’s duties under this Agreement from the Company’s Boston, Massachusetts office, so long as Executive is permitted to travel under then-current COVID-19 travel restrictions; provided, however, Executive is permitted to work from Executive’s remote office in Waxhaw, North Carolina, or other East Coast locations in the event Executive’s home residence changes, up to two (2) days per week on average or as may be agreed between Executive and the Chief Executive Officer. In addition, Executive shall make business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4 Company Policies and Benefits. The employment relationship between the parties shall also continue to be subject to the Company’s reasonable personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s reasonable discretion. Executive will continue to be eligible to participate in the Company’s benefit plans for which Executive is eligible, in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. To the degree that alternative employee benefits and insurance programs are offered to the Company’s executive officers, Executive will be eligible to participate in such benefit plans or programs. In addition, Executive will be eligible to participate in and shall be subject to the Company’s plan and policies for paid time off, as established or modified from time to time. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. Executive shall continue to receive for Executive’s services to be rendered hereunder an annualized base salary of $450,000, subject to review and adjustment by the Company in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”). Executive’s Base Salary will be reviewed annually, and will be subject to potential increase in the discretion of the Board of Directors of the Company (the “Board”).

2.2 Bonus. Executive shall continue to be eligible to receive a discretionary annual cash bonus of up to 50% (the “Target Percentage”) of Executive’s then-current Base Salary (“Target Amount”), determined by the Board in its sole discretion, and payable subject to standard federal and state payroll withholding requirements. Whether or not Executive earns any bonus will be dependent upon (a) Executive’s continuous performance of services to the Company through the date any bonus is paid, except as otherwise stated in Sections 6.2(b)(iii)-(iv) or 6.3(a)(i); and (b) Executive’s performance and attainment of and the Company’s attainment of targeted goals, as set by the Board following reasonable consultation with Executive, over the applicable calendar year. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31. Executive’s bonus for 2021, if any, will be pro-rated to the date on which Executive commenced employment with the Company. The Board will determine in its sole discretion the extent to which the milestones upon which the bonus is based have been achieved and the amount of the bonus, which could be zero. Executive’s eligibility for a bonus is subject to increase in the discretion of the Board (or any authorized committee thereof).

2.3 Equity. Executive remains eligible to be considered for future equity awards as may be determined by the Board or a committee of the Board in its discretion in accordance with the terms of any applicable equity plan or arrangement that may be in effect from time to time.

2.4 General Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses with proper documentation and in accordance with the Company’s standard expense reimbursement policy. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

2.5 Travel and Lodging Expenses. So long as Executive’s primary residence is in North Carolina, or another East Coast location, the Company will reimburse Executive for reasonable lodging in the Boston, Massachusetts area, as well as related reasonable travel expenses from Executive’s home in North Carolina, or such other East Coast location, to the Boston, Massachusetts area, in a combined maximum gross amount of $9,000 per month, or such other amount agreed to in writing between Executive and the Chief Executive Officer, and subject to revision over time in view of business needs (“Travel and Lodging Expenses”). The Company shall reimburse such Travel and Lodging Expenses, less any required withholding and/or deductions required by applicable law, within thirty (30) days of receipt of an invoice or other documentation that complies with Company policies, provided that Executive submits such receipts and other documentation within sixty (60) days following the date such Travel and Lodging Expenses are incurred. In order to be reimbursed by the Company, all travel and lodging expenditures must comply with the Company’s policies, as may be amended from time to time.

3. CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION AND NON-COMPETITION OBLIGATIONS. As a condition of continued employment, Executive agrees to continue to abide by the Employee Confidential Information and Inventions Assignment Agreement that Executive previously executed (the “Confidential Information Agreement”), which may be amended in writing signed by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

4. OUTSIDE ACTIVITIES. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, (iii) serving as a director on the board of directors of First Wave BioPharma and a second public company board of directors, so long as such roles do not interfere with Executive’s duties to the Company or create a conflict of interest, and (iv) such other activities as may be specifically approved by the Chief Executive Officer. This restriction shall not, however, preclude Executive (x) from owning less than one percent (1%) of the total outstanding shares of a publicly-traded company, or (y) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s continued performance of all the terms of this Agreement and as an executive of the Company does not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company continues to be at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below). The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1 Termination by the Company for Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause (as defined in Section 6.1(b)) by giving notice as described in Section 6.6 of this Agreement.

(b) “Cause” for termination shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties after the expiration of ten (10) days without cure after written notice of such breach; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct which is reasonably likely to cause harm to the Company (including reputational harm); (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy after the expiration of ten (10) days without cure after written notice of such violation (to the extent deemed curable in the reasonable discretion of the Board); (v) refusal to follow or implement a clear and reasonable directive of Company after the expiration of ten (10) days without cure after written notice of such failure; (vi) gross negligence or incompetence in the performance of Executive’s duties after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

(c) In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Non-CIC Severance Benefits (as defined below), the CIC Severance Benefits (as defined below), or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations (as defined below).

(d) For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

6.2 Termination by the Company without Cause or Resignation for Good Reason (not in Connection with a Change in Control).

(a) The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.2 at any time, in accordance with Section 6.6, without Cause by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Section 6.5 below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.2.

(b) If the Company terminates Executive’s employment without Cause or if Executive resigns for Good Reason (as defined below), in either case, at any time except during the Change in Control Measurement Period (both “Change in Control” and “Change in Control Measurement Period” as defined in Section 6.3 below) and, provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations. If Executive complies with the obligations in Section 6.2(c) below (including but not limited to the Release requirement), the Company will provide Executive with the following “Non-CIC Severance Benefits:”

                                 (i) The Company will pay Executive severance pay in the form of continuation of Executive’s then-current Base Salary for twelve (12) months (the “Salary Continuation Severance”). The Salary Continuation Severance will be paid in substantially equal installments on the Company’s regular payroll schedule following the termination date, subject to standard deductions and withholdings; provided, however that no portion of the Salary Continuation Severance will be paid prior to the Release Effective Date (as defined below), and any such payments that are otherwise scheduled to be made prior to the Release Effective Date shall instead accrue and be made on the first regular payroll date following the Release Effective Date;

                                 (ii) Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of (as applicable, the “COBRA Severance Benefit”): (1) twelve (12) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company;

                                 (iii) If Executive is terminated pursuant to this Section between January 1 and the payment date of the bonus (under Section 2.2), the Company will pay a lump sum cash payment in an amount equal to the amount of the bonus that Executive would have otherwise earned (if any) for performance in the calendar year preceding Executive’s termination (the “Bonus Severance”). The Bonus Severance will be subject to standard payroll deductions and withholdings and will be paid on the first payroll date following the Release Effective Date, provided that Executive has delivered an effective Release (as defined below) as of such date.

                                 (iv) The Company will pay Executive an amount equal to the bonus (under Section 2.2) that Executive was eligible to receive during the calendar year in which Executive’s termination occurs (if any) prorated for any partial year of employment on the basis of a 365-day year, less applicable withholdings and deductions, payable in a lump sum on the later of (x) the date that annual performance bonuses are normally paid to other executives at the Company for that calendar year or (y) the Release Effective Date, but in no event later than March 15 of the year following the year to which the bonus is attributable (the “Prorated Bonus”); and

                                 (v) Executive was granted an option to purchase 75,000 shares of the Company’s common stock (the “Initial Option”), subject to the Company’s 2019 Stock Option Plan (as amended), which shall vest in full on March 1, 2022. In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, in either case, prior to the vesting date of March 1, 2022 associated with the Initial Option, then effective as of the date of termination, the vesting and exercisability of the unvested portion of the Initial Option equity award (if any) shall be accelerated in full.

(c) Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Non-CIC Severance Benefits pursuant to Section 6.2(b) of this Agreement if: (i) within the timeframe provided by the Company, which shall be no later than the 60th day following the date of Executive’s Separation from Service, Executive has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in the reasonable form presented by the Company (the “Release”), which will include a non-competition clause, which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company or any Affiliate, including a position on the Board, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property; (iv) Executive complies with Executive’s post-termination obligations under this Agreement and the Confidential Information Agreement, and remains in compliance at the time that each installment of Salary Continuation Severance is paid; and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release, and remains in compliance at the time that each installment of Salary Continuation Severance is paid.

(d) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction in Executive’s Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly-situated executives); (ii) a material reduction in Executive’s annual cash bonus opportunity; (iii) a material reduction in Executive’s duties, authority and responsibilities relative to Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction, provided, however, that neither the conversion of the

Company to a subsidiary, division or unit of an acquiring entity in connection with a Change in Control, nor a change in title or Executive’s reporting relationships will be deemed a “material reduction” in and of itself; (iv) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens Executive’s one-way commute distance by twenty-five (25) or more miles from Executive’s then-current principal place of employment immediately prior to such relocation (which Executive agrees is the Company’s Boston, Massachusetts office); or (v) a material breach by the Company of this Agreement; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that Executive’s employment with the Company is being terminated; and (4) Executive voluntarily terminates Executive’s employment within thirty (30) days following the end of the Cure Period.

(e) The Non-CIC Severance Benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program. For the avoidance of doubt, Executive shall not be eligible for both the Non-CIC Severance Benefits and CIC Severance Benefits.

(f) Any damages caused by the termination of Executive’s employment without Cause not in connection with a Change in Control would be difficult to ascertain; therefore, the Non-CIC Severance Benefits for which Executive is eligible pursuant to Section 6.2(b) above in exchange for the Release are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.3 Termination by the Company without Cause or Resignation by Executive for Good Reason (in connection with a Change in Control).

(a) In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, in either case, (A) within the longer of (x) three (3) months prior to a Change in Control and (y) if the Company has executed a definitive agreement with respect to a transaction that, if consummated, would constitute a Change in Control, within the period between the date of the definitive agreement and the closing of such transaction or termination of such definitive agreement, or (B) within twelve (12) months following the effective date of a Change in Control (such period, the “Change in Control Measurement Period”) of the Company, then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s compliance with the requirements of Sections 6.2(c) above, including but not limited to the Release requirement and Executive’s continued compliance with Executive’s obligations to the Company under Executive’s Confidential Information Agreement, then Executive will be eligible for the following “CIC Severance Benefits”:

                                 (i) The Company will provide Executive with the Salary Continuation Severance, the COBRA Severance Benefit, the Bonus Severance, and the Prorated Bonus, each as defined in and paid or provided according to the terms of Section 6.2; and

                                 (ii) Effective as of Executive’s termination date or, if later, the date of such Change in Control the vesting and exercisability of all outstanding equity awards held by Executive immediately prior to the termination date, including the Initial Option, shall be accelerated in full. For purposes of clarity, any termination or forfeiture of any unvested equity awards eligible for acceleration of vesting pursuant to Section 6.3(a)(ii) that otherwise would have occurred on or within the three (3) month period following the date of Executive’s termination will be delayed until the end of such three (3) month period (but, in the case of any stock option, not later than the expiration date of such stock option specified in the applicable option agreement) and will only occur to the extent such equity awards do not vest pursuant to this Section and, for purposes of clarity, no additional vesting of any equity awards shall occur during such three (3) month period, except as expressly provided above.

(b) For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the Company’s 2019 Stock Option Plan, or any successor equity incentive plan.

(c) The CIC Severance Benefits provided to Executive pursuant to this Section 6.3 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(d) Any damages caused by the termination of Executive’s employment without Cause during the Change in Control Measurement Period would be difficult to ascertain; therefore, the CIC Severance Benefits for which Executive is eligible pursuant to Section 6.3(a) above in exchange for the Release are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.4 Resignation by Executive (other than for Good Reason).

(a) Executive may resign from Executive’s employment with the Company by giving notice as described in Section 6.6 below.

(b) In the event Executive resigns from Executive’s employment with the Company other than for Good Reason, Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.5 Termination by Virtue of Death or Disability of Executive.

(a) In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately. In the event Executive’s employment is terminated by virtue of Executive’s death, then pursuant to the Company’s standard payroll policies, the Company shall provide to Executive’s legal representatives the Accrued Obligations.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, then pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

(c) In the event Executive’s employment is terminated based on Executive’s death or Disability, Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, the Company will provide the Accrued Obligations (as stated in Sections 6.5(a) and 6.5(b)).

6.6 Notice; Effective Date of Termination.

(a) Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

                                 (i) immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless pursuant to Sections 6.1(b)(i), (iv), (v), or (vi) above in which case ten (10) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

                                 (ii) immediately upon Executive’s death;

                                 (iii) ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full-time performance of Executive’s duties prior to such date;

                                 (iv) ten (10) days after Executive gives written notice to the Company of Executive’s resignation other than for Good Reason (in connection with Section 6.4), provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or

                                 (v) for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 6.2(d).

(b) In the event notice of a termination under subsections (a)(i) and (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirements of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.7 Cooperation With Company After Termination of Employment. Executive agrees to cooperate fully with the Company in all matters relating to the transition of Executive’s work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making Executive reasonably available during regular business hours. Executive further agrees to cooperate with the Company in responding to the reasonable requests of the Company or its legal counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive’s cooperation necessary or desirable. In such matters, Executive agrees to provide the Company with reasonable advice, assistance, and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing.

6.8 Section 409A.

(a) Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with Executive’s termination of employment until Executive has also incurred a Separation from Service , unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional twenty percent (20%) tax under Section 409A. It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Executive’s Separation from Service, or (b) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Executive a lump sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section, and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

(b) It is intended that all payments and benefits under this Agreement shall either comply with or be exempt from the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

6.9 Excise Tax Adjustment.

(a) If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of this Section 6.9 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally-recognized accounting or law firm to make the determinations required by this Section 6.9. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.9(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.9(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.9(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7. GENERAL PROVISIONS.

7.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally-recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or Executive’s Company-provided email address, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Confidential Information Agreement, and have entered into and may subsequently enter into separate agreements regarding equity. Any such separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

7.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Executive Employment Agreement as of December 30, 2021.

CINCOR PHARMA, INC.

By:	/s/ Marc de Garidel
Name: Marc de Garidel
Title: Chief Executive Officer

Executive:

/s/ Mary Theresa Coelho
Mary Theresa Coelho

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